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                              EMPLOYMENT AGREEMENT


                  Employment Agreement (the "Agreement"), made and entered into as of July 31, 1996, by and between Gerard H. Sweeney ("Employee") and Brandywine Realty Services Corporation, a Pennsylvania corporation (the "Company").


                                   BACKGROUND

                  The Company desires to employ Employee, and Employee desires to enter into the employ of the Company, on the terms and conditions contained in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, for the period and upon the terms and conditions contained in this Agreement.

                  2. Office and Duties.

                      (a) Employee shall be employed by the Company initially as its President and Chief Executive Officer and will serve as a member of the Board of Trustees of the Company (the "Board") and member of the Executive Committee of the Board, and, subject to the supervision of the Chairman and the Board, perform such duties and shall have such authority as may from time to time be specified by the Chairman of the Board or the Board. Employee shall report directly to the Chairman of the Board.

                      (b) Without further consideration, Employee shall, as directed by the Chairman or the Board, serve as a director or officer of, or perform such other duties and services as may be requested for and with respect to, any of the Company's Subsidiaries. As used in this Agreement, the terms "Subsidiary" and "Subsidiaries" shall mean with respect to any entity, any corporation, partnership, or other business entity in which the subject entity has the power (whether by contract, through securities ownership, or otherwise and whether directly or indirectly through control of one or more intermediate Subsidiaries) to elect a majority of board of directors or other governing body, including, in the case of a partnership, a majority of the board of directors or other governing body of the general partner.

                      (c) Employee shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner which will faithfully and diligently further the business interests of the Company and its Subsidiaries.



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                  3. Term. Unless sooner terminated as hereinafter provided, the term of Employee's employment shall be for a period of two years (the "Term") commencing on the closing date (the "Closing Date") of the Contribution Agreement. Until the Closing Date and the completion of the transactions contemplated by the Contribution Agreement, this Agreement shall not be effective for any purpose whatsoever and neither party shall have any liability arising hereunder. The Term shall automatically renew for additional one-year periods at the expiration of the then current Term unless either party shall give notice of his or its election to terminate Employee's employment at least thirty days prior to the end of the then-current Term, unless earlier terminated as hereinafter provided. If the Closing Date has not occurred on or before September 30, 1996, this Agreement shall automatically terminate and neither party shall have any obligation or liability hereunder.

                  4. Base Salary. For all of the services rendered by Employee to the Company and its Subsidiaries, Employee shall receive an aggregate base salary of $141,500 per annum during the term of his employment hereunder. Such salary may be paid, at the election of the Company, either by the Company or by one or more of its Subsidiaries, in such relative proportions as the Company may determine, as earned in periodic installments in accordance with the Company's normal payment policies for executive officers. In the event that the Employee is also employed during any period by a Subsidiary of the Company, the amount of the base salary payable by the Company during such period shall be reduced by the amount of compensation received by Employee during such period from such Subsidiary. For the purposes of this determination, the term "compensation" shall mean all compensation which would be required to be reported pursuant to
Item 402(b) of Regulation S-K under the Securities Act of 1933 and the Securities and Exchange Act of 1934 or any successor regulation whether or not Employee's compensation is subject to such reporting. Employee shall receive such salary increases as the Board may from time to time approve.

                  5. Bonus. Employee shall receive, during the term of this Agreement, such annual bonus or incentive compensation as the Board, in its sole discretion, shall determine from time to time. Any such bonus shall be based on Employee's annual performance goals as established by the Board from time to time. In addition, the Company expects to develop an incentive compensation program consistent with those provided in the real estate investment trust industry and agrees to permit Employee to participate in any such program.

                  6. Warrants. On the Closing Date, Brandywine Realty Trust, a Maryland real estate investment trust ("BRT"), shall issue a six-year Warrant to Employee to purchase up to 300,000 of BRT's shares of beneficial interest ("Shares") at a purchase price of $6.50 per Share. The Company shall cause, within 60 days after the Closing Date, the Shares issuable upon exercise of the Warrant to be registered under the Securities Act of 1933, as amended, on a Form S-8 (which shall include an S-3 reoffer prospectus if appropriate) or such other form as is required by the rules and regulations of the Securities and Exchange Commission to effect such registration and to permit Employee to sell such registered Shares publicly without regard to the volume and other limitations of Rule 144. Upon the commencement of the Term of this Agreement, the Employment Agreement executed on August 8, 1994 (the "1994 Agreement")

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by BRT and Employee shall terminate; provided, however, that the Options (as defined therein) granted to Employee thereunder shall remain in effect and those provisions of the 1994 Agreement which govern Employee's entitlement to exercise the Options shall continue in effect as if such 1994 Agreement had not been terminated for so long as Employee is either employed by BRT or by the Company. In furtherance of the foregoing, references in Section 4.1(b)(v) of the 1994 Agreement to "the Company" shall hereafter be construed as references to BRT and/or the Company.

                  7. Fringe Benefits. Throughout the term of his employment and as long as they are kept in force by the Company, Employee shall be entitled to participate in and receive the benefits of any profit sharing plan, retirement plan, health or other employee benefit plan made available to other executive officers of the Company, but in no event shall such benefits be less favorable to Employee than the benefits listed on Schedule A hereto.

                  8. Expenses. The Company will reimburse Employee for all reasonable, ordinary and necessary business expenses incurred by Employee in connection with the performance of Employee's duties hereunder upon receipt of vouchers therefor and in accordance with the Company's regular reimbursement procedures and practices in effect from time to time.

                  9. Vacation. Employee shall be entitled to a vacation of four
(4) weeks during each twelve (12) month period of his employment hereunder, during which time Employee's compensation hereunder shall be paid in full.

                  10. Disability. If the Board determines in good faith by a vote of a majority of its Members (other than Employee) that Employee is unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness or injury or any similar cause for a period of one hundred and twenty (120) consecutive days or for a cumulative period of one hundred and eighty (180) days during any twelve (12) month period, the Company shall have the right to terminate Employee's employment at any time thereafter.

                  11. Death. If Employee dies, this Agreement shall terminate at the time of death.

                  12. Discharge for Cause. The Company may discharge Employee at any time for Cause. Cause shall mean: (i) habitual intoxication; (ii) drug addiction; (iii) intentional and willful violation of any express direction of the Board; (iv) theft, misappropriation or embezzlement of the Company's funds;
(v) conviction of a felony; or (vi) repeated and consistent failure of Employee to be present at work during regular hours without valid reason therefor.

                  13. Termination without Cause. The Board, in its sole discretion, may terminate Employee's employment hereunder upon 30 days' prior written notice to Employee at any time.


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                  14. Termination for Good Reason. Employee may terminate his employment hereunder upon 30 days' prior written notice to the Company for Good Reason. Good Reason shall mean, without Employee's express written consent, the occurrence of any of the following circumstances unless in the case of clause
(b) or (c) such circumstances are fully corrected prior to the end of such 30 day period: (a) a reduction in Employee's annual rate of base salary, (b) a failure of the Company to make the payments required by Section 4 hereof, (c) any other material breach by the Company of this Agreement, (d) relocation of the Company's executive offices to a location 30 miles from its current location, or (e) after a Change in Control. As used herein "Change in Control" means an event other than a Qualified Offering (as defined below) occurring after the date of this Agreement as the result of which (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than BRT and its affiliates or any stockholder of the Company on the date of this Agreement, becomes the "Beneficial Owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of (A) stock of the Company entitling the holder thereof to elect a majority of the members of the Board of Directors of the Company, or (B) Shares of BRT representing a majority of the total issued and outstanding Shares of BRT; (ii) the Company consolidates or merges with or into another corporation or conveys, transfers or leases all or substantially all of its assets to any person other than in a transaction in which holders of the Company's voting stock immediately prior to such transaction own, directly or indirectly, not less than 51% of the voting stock of the surviving entity immediately after such transaction; or (iii) the Company is liquidated or dissolved or adopts a plan of liquidation. However, Employee shall be deemed to have waived his rights pursuant to circumstances constituting Good Reason hereunder if he shall not have provided the Company a notice of termination within three (3) months following his actual knowledge of the circumstances constituting Good Reason. As used herein "Qualified Offering" means a public or private sale of equity securities generating at least $35 million of net proceeds to BRT at a price per share at least equal to the per share book value of the Shares as of the end of BRT's most recently completed quarter preceding the sale or at least $25 million of net proceeds, but less than $35 million of net proceeds, at a price per share of at least $5.50 (subject to adjustment in the event of stock dividends, stock splits or reverse stock splits).

                  15. Payments Upon or After Termination.

                      (a) In the event that the Employee's employment hereunder is terminated prior to the expiration of the Term, the Company, or at its direction, its Subsidiaries shall pay to the Employee or, as appropriate, his representatives, heirs or estate all amounts payable under Sections 4 and 8 accrued through the date of termination (the "Accrued Amount") within 15 days after such date, plus the amounts set forth below at such times as such amounts would otherwise be payable, as follows:

                          (i) If the Employee's employment is terminated as a
result of the Employee's death, the consideration provided for in Sections 4 and 5 hereof, at the rate in effect at the date of termination, for one year after such death, less the proceeds receivable by Employee's heirs and legal representatives from any life insurance policy provided by the Company;

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                          (ii) If the Employee's employment is terminated by the
Company for Disability, the consideration provided for in Sections 4, 5 and 7 hereof, at the rate in effect at the date of termination, until Employee becomes eligible to receive benefits pursuant to the disability insurance policy provided by the Company and for one year after such eligibility at the rate in effect at the date of termination less the amount of disability insurance proceeds receivable by Employee, provided that such period shall not exceed two years in the aggregate, and

                          (iii) If the Employee's employment is terminated by
the Employee for Good Reason or by the Company without Cause or if the Company notifies Employee of its intention not to renew the term of this Agreement pursuant to Section 3, the consideration provided for in Sections 4, 5 and 7 to be paid during the period equal to the remainder of the then current Term or twelve months, whichever is greater, at the rate in effect on the date of termination.

                      (b) If the Employee's employment is terminated by the Company for Cause, by the Employee voluntarily without Good Reason or if Employee notifies the Company of its intention not to renew the term of this Agreement pursuant to Section 3, the Company shall have no obligation or liability after the date of discharge or termination to pay or provide base salary, bonus compensation, fringe benefits, or any other form of compensation hereunder other than to pay the Accrued Amount.

                      (c) In the event that the Employee is employed by a Subsidiary of the Company at the time of termination of employment, any amounts payable to the Employee pursuant to this Section 15 shall be reduced by the amounts payable to such Employee by any such Subsidiary.

                      (d) Upon the payment of the amounts payable under this
Section 15, neither the Company nor any of its subsidiaries shall have any further obligations hereunder to Employee (or to his estate, heirs, beneficiaries, or legal representatives, as appropriate, or otherwise) to pay or provide any base salary, bonus compensation, or fringe benefits.

                  16. Prior Agreement. Employee represents to the Company that
(a) there are no other agreements or understandings to which Employee is a party relating to employment, benefits or retirement, (b) there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (c) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, and (d) he is free and able to execute this Agreement and to enter into employment by the Company.

                  17. Key Man Insurance. The Company shall have the right at its expense to purchase insurance on the life of Employee in such amounts as it shall from time to time determine, of which the Company shall be the beneficiary. Employee shall submit to such

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physical examinations as may be required, and shall otherwise cooperate with the
Company, in connection with the Company obtaining such insurance.

                  18. Miscellaneous.

                      (a) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                      (b) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered in person against receipt, or when sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below:

                             (1)     If to Employee:

                                     Gerard H. Sweeney
                                     2 Craig Lane
                                     Haverford, PA 19041

                             (2)     If to the Company:

                                     Brandywine Realty Services Corporation
                                     16 Campus Boulevard
                                     Suite 150
                                     Newtown Square, PA 19073

                  In addition, notice by mail shall be by air mail if posted outside of the continental United States.

                  Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

                      (c) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Employee, his heirs and legal representatives.

                      (d) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party who executes the same, and all of which shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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                      (e) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                      (f) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

                      (g) Section and Paragraph Headings. The section and paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                      (h) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

                      (i) Number of Days. In computing the number of days for purposes of this Agreement (except vacation days), all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

                      (j) Survival. The provisions of Sections 10, 11, 12, 13, 14, 15 and 16 shall survive the expiration or termination of the term of Employee's employment hereunder.

                      (k) Assignability. This Agreement is not assignable by Employee. It is assignable by the Company only (i) to any subsidiary of the Company so long as the Company agrees to guarantee such subsidiary's obligations hereunder, or (ii) subject to Section 14, to a person which is a successor in interest to the Company in the business operated by it or which acquires all or substantially all of its assets.

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                      (l) Liability of Trustees, etc. No recourse shall be had
for any obligation of BRT hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, stockholder, officer or employee of BRT, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by each other party hereto.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above-written.


                               BRANDYWINE REALTY SERVICES
                               CORPORATION


                               By:
                                  --------------------------------------------
                                        Gerard H. Sweeney, President and Chief
                                        Executive Officer


                               EMPLOYEE:


                               ------------------------------------------------
                               Gerard H. Sweeney



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                                     JOINDER


                  Brandywine Realty Trust hereby joins in this Agreement solely for purposes of guaranteeing the obligations of the Company set forth in Section 6 hereof.


                                 BRANDYWINE REALTY TRUST



                                 By:
                                    --------------------------------------
                                          Gerard H. Sweeney, President and
                                          Chief Executive Officer



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                                    GUARANTEE


                  In the event that the Company fails to perform its obligations under the foregoing Employment Agreement, Brandywine Operating Partnership, L.P. shall promptly perform the obligations of the Company arising thereunder which have not been performed in strict accordance with the terms and conditions thereof.

                                BRANDYWINE OPERATING PARTNERSHIP,
                                L.P.

                                By:  BRANDYWINE REALTY TRUST, its
                                     general partner

                                     By:
                                        --------------------------------------
                                              Gerard H. Sweeney, President and
                                              Chief Executive Officer



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                                                                    Schedule A


                                 FRINGE BENEFITS


                  The fringe benefits shall be no less favorable to Employee than those described in the document captioned "The Nichols Company Employee Benefit Programs and Personnel Policies," effective January 1, 1995.






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